Exhibit 99.1

January 4, 2007

GCI Contacts:

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 868-5396; dmorris@gci.com

Alaska DigiTel Contact:

Stephen Roberts, (901) 888-0303; sroberts@wirelesspartners.com

GCI CLOSES $29.5 MILLION INVESTMENT IN ALASKA DIGITEL, LLC.

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) (GCI) announced today that it closed an agreement to invest $29.5 million in Alaska DigiTel, LLC (AKD), an Alaska wireless provider, effective January 1, 2007. GCI’s investment in AKD was previously announced and approval was received from the Federal Communications Commission on December 22, 2006. In exchange for its investment, GCI received a majority equity interest in AKD but will not own voting control of the venture.

In addition to its equity investment, GCI entered into a revolving credit loan agreement with AKD. The loan agreement provides that AKD can draw, subject to certain restrictions and financial covenants, up to $15 million.

Funds for the transaction and the loan agreement were provided from GCI’s existing cash balances and its senior bank credit facilities.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

AKD provides CDMA wireless services in the state of Alaska. AKD has more than 32,000 subscribers and has roaming relationships with the major U.S. CDMA wireless carriers. More information about AKD can be found at www.alaskadigitel.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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